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                                                                    EXHIBIT 23.5

                     [Letterhead of Lazard Freres & Co. LLC]


                       CONSENT OF LAZARD FRERES & CO. LLC

     We hereby consent to the inclusion of our opinion letter dated February 6, 2000 to the board of directors of Pfizer, Inc. as Annex B to this joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of Warner-Lambert Company with Pfizer and to the references to such opinion in such joint proxy statement/prospectus under the headings "Chapter One -- The Merger -- Summary -- Opinions of Financial Advisors," " -- The Proposed Merger -- Background of the Merger," " -- Our Reasons for the Merger," " -- Factors Considered by, and Recommendation of, the Boards of Directors of Pfizer," and " -- Opinions of Financial Advisors -- Opinions of Pfizer's Financial Advisors -- Opinion of Lazard Freres." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the terms "experts" as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Lazard Freres & Co. LLC


                                            By: /s/ Steven J. Golub
                                            ------------------------
                                            Name: Steven J. Golub
                                            Title: Managing Director


February 22, 2000